Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190074) pertaining to the Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan of our report dated March 20, 2014 with respect to the consolidated and combined financial statements and schedule of Rexford Industrial Realty, Inc. and Rexford Industrial Realty, Inc. Predecessor included in this Annual Report (Form 10-K) of Rexford Industrial Realty, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young, LLP

Los Angeles, California

March 20, 2014